QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

CONTACT:	Martin A. Naegelin, Jr. (830) 626-5230

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS

SAN ANTONIO, Tex., April 22, 2003—Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), whose continuing operations includes the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced results for the quarter ended March 31, 2003.

        In the first quarter, the Company's gross revenues totaled $159.6 million, a 1.8 percent decrease from gross revenues of $162.6 million reported for the first quarter ended March 31, 2002. Income from continuing operations was $873,000 or $0.06 per diluted share during the first quarter of 2003 compared to $1.1 million or $.08 per diluted share in the first quarter of 2002. Net income for the quarter was $326,000, or $0.02 per diluted share, compared with net income of $434,000, or $0.03 per share reported in the quarter ended March 31, 2002. The Company recorded a net loss from discontinued operations of $547,000 in the first quarter of 2003. This loss consists primarily of operating costs incurred in the liquidation and closing of the Company's retail center in Hockley, Texas.

        The Company's heavy-duty truck segment recorded revenues of $156.3 million in the first quarter of 2003, compared to $152.0 million in the first quarter of 2002. The Company delivered 795 and 519 new and used trucks, respectively, during the first quarter of 2003 compared to 975 and 482 new and used trucks, respectively, for the same period in 2002. Parts, service and body shop sales increased 8.4 percent from $47.3 million in the first quarter of 2002 to $51.2 million in the first quarter of 2003.

        The Company's construction equipment segment recorded revenues of $8.6 million in the first quarter of 2003 compared to $8.8 million in the first quarter of 2002. New and used construction equipment unit sales revenue decreased $180,000 or 3.1 percent from the first quarter of 2002 to the first quarter of 2003. Parts and service sales increased $200,000, or 8.0 percent, from $2.5 million in the first quarter of 2002 to $2.7 million in the first quarter of 2003. Lease and rental sales decreased $179,000, or 44.9 percent from the first quarter of 2002 to the first quarter of 2003.

        In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises, said, "We are very pleased to announce our first quarter results. As expected, new truck deliveries decreased during the first quarter due to the new truck pre-buy experienced in the third and fourth quarters of 2002. However, the industry expects new truck deliveries to increase in the last half of 2003 and for the truck market to be strong in 2004 through 2006." Mr. Rush added, "I am pleased with the progress of our newly acquired stores in Florida and Alabama and believe that our Company is well positioned to take advantage of the expected growth over the next three years."

        Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas. Its current operations include a network of dealerships located in Texas, California, Oklahoma, Louisiana, Colorado, Arizona, New Mexico, Alabama and Florida. These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty trucks and construction equipment; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck and equipment sales, insurance products and leasing and rentals. The Company is in the process of discontinuing the operations of its retail farm and ranch superstore that serves the greater San Antonio, Texas area.

        Certain statements contained herein, including those concerning industry conditions, are ``forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2003 AND DECEMBER 31, 2002

(In Thousands, Except Shares and Per Share Amounts)

	March 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,181	$24,763
Accounts receivable, net	22,972	24,935
Inventories	109,945	115,333
Assets held for sale	10,229	16,962
Prepaid expenses and other	1,542	1,764
Deferred income taxes	4,375	4,375

Total current assets	165,244	188,132
PROPERTY AND EQUIPMENT, net	117,610	117,859
OTHER ASSETS, net	42,005	38,519

Total assets	$324,859	$344,510

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$83,238	$89,288
Current maturities of long-term debt	24,353	24,958
Advances outstanding under lines of credit	19,129	22,395
Trade accounts payable	11,692	15,082
Accrued expenses	23,033	28,414

Total current liabilities	161,445	180,137
LONG-TERM DEBT, net of current maturities	68,673	69,958
DEFERRED INCOME TAXES, net	14,720	14,720
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, par value $.01 per share; 1,000 shares authorized; 0 shares outstanding in 2001 and 2002	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 14,004,088 shares outstanding in 2001 and 2002	140	140
Additional paid-in capital	39,155	39,155
Retained earnings	40,726	40,400

Total shareholders' equity	80,021	79,695

Total liabilities and shareholders' equity	$324,859	$344,510

RUSH ENTERPRISES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
REVENUES:
New and used truck sales	$91,218	$98,219
Parts and service	54,711	50,811
Construction equipment sales	5,657	5,837
Lease and rental	6,124	6,284
Finance and insurance	1,368	998
Other	538	410

Total revenues	159,616	162,559
COST OF PRODUCTS SOLD	125,442	130,429

GROSS PROFIT	34,174	32,130
SELLING, GENERAL AND ADMINISTRATIVE	29,089	26,424
DEPRECIATION AND AMORTIZATION	2,190	2,145

OPERATING INCOME	2,895	3,561
INTEREST EXPENSE, NET	1,548	1,646
GAIN (LOSS) ON SALE OF ASSETS	108	(2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,455	1,913
PROVISION FOR INCOME TAXES	582	765

INCOME FROM CONTINUING OPERATIONS	873	1,148
(LOSS) FROM DISCONTINUED OPERATIONS, NET	(547)	(714)

NET INCOME	$326	$434

EARNINGS (LOSS) PER COMMON SHARE — BASIC
Income from continuing operations	$.06	$.08

Net income (loss)	$.02	$.03

EARNINGS (LOSS) PER COMMON SHARE — DILUTED
Income from continuing operations	$.06	$.08

Net income (loss)	$.02	$.03

Weighted average shares outstanding:
Basic	14,004	14,004

Diluted	14,309	14,310

QuickLinks

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS
RUSH ENTERPRISES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS MARCH 31, 2003 AND DECEMBER 31, 2002 (In Thousands, Except Shares and Per Share Amounts)
RUSH ENTERPRISES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts) (Unaudited)